Exhibit 10.2
The Medicines Company
requests that the marked portions of the agreement be granted confidential treatment under
Rule 24b-2 of the Securities Exchange Act of 1934.
AMENDED AND RESTATED DISTRIBUTION AGREEMENT
     This Amended and Restated Distribution Agreement (together with its schedules and exhibits, the “Agreement”) is entered into by The Medicines Company, a Delaware corporation with offices at 8 Campus Drive, Parsippany, NJ 07054 (“TMC”), and Integrated Commercialization Solutions, Inc., a California corporation with offices at 4006 Belt Line Road, Suite 100, Addison, TX 75001 (the “Distributor”), effective as of February 28, 2007 (the “Effective Date”).
Recitals
     WHEREAS, TMC and Distributor are parties to a Commercial Outsourcing Services Agreement dated September 1, 2002, as amended by the First Amendment thereto dated September 1, 2004 (as amended, the “3PL Agreement”), under which Distributor provides distribution and other account management services for TMC with respect to ANGIOMAX® (bivalirudin) (the “Product”); and
     WHEREAS, the Parties are also parties to that certain Distribution Agreement dated February 28, 2007 (the “Existing Agreement”), under which Distributor purchases the Product from TMC and provides distribution and other related services to TMC; and
     WHEREAS, the Parties desire to amend and restate the Existing Agreement in its entirety effective as of the Effective Date.
     NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and for their mutual reliance, the Parties agree as follows:
1.0 DEFINITIONS
1.1	“Applicable Law” means all applicable ordinances, rules, regulations, laws, requirements and court orders of any kind whatsoever of any United States or state government regulatory authority as may be amended from time to time.

1.2	“Bill-To Customer(s)” means (i) under the Drop Ship Channel, the Wholesalers, and (ii) under the Direct Channel, the Ship-To Customer.

1.3	“Continuing Guaranty” means the Continuing Guaranty and Indemnification Agreement dated October 8, 2002, executed and delivered by TMC in favor of Distributor’s parent corporation, AmerisourceBergen Corporation, a copy of which is attached hereto as Schedule B.

1.4	“Direct Channel” shall be the method of distribution of the Product under which the Ship-To Customer orders the product directly from the Distributor and the Distributor ships and sells the Product to, and invoices, the Ship-To Customer directly.

1.5	“Distributor Indemnitees” has the meaning set forth in Section 11.1.

1.6	“Drop Ship Channel” shall be the method of distribution of the Product under which the Ship-To Customer orders the Product from a Wholesaler and the Distributor sells the Product to, and invoices, the Wholesaler and ships the Product to the Ship-To Customer.

1.7	“Parties” means TMC and Distributor together, and “Party” means either of them as the context requires.

1.8	“Product(s)” has the meaning given to it in the Recitals, as more fully set forth in the Commercial Price List attached hereto as Exhibit B, which may be amended from time to time by TMC.

1.9	“Records” has the meaning set forth in Section 7.

1.10	“Ship-To Customers” means the hospitals or other acute care facilities who are the end users of the Product.

1.11	“Territory” means the United States; the Commonwealth of Puerto Rico; and the territories of Guam, American Samoa, and the Virgin Islands.

1.12	“TMC Contracts” means those contracts between TMC and certain Ship-To Customers, group purchasing organizations that contract on behalf of their members to purchase the Product, and TMC’s government-managed pricing arrangements.

1.13	“TMC Indemnitees” has the meaning set forth in Section 10.2.

1.14	“Wholesaler” means those customers identified in Section 8 in the Operating Guidelines attached hereto as Exhibit A, which may be amended by mutual agreement of the Parties.
2.0 APPOINTMENT AS AUTHORIZED DISTRIBUTOR OF RECORD
2.1	Exclusive Distributor. TMC hereby appoints Distributor, and Distributor hereby accepts appointment, as the exclusive authorized distributor of record for the Products in the Territory during the term of this Agreement. During the term of this Agreement, so long as Distributor is not in default under this Agreement, TMC shall not sell Product to any person or entity in the Territory, other than Distributor.

2.2	Coordination with 3PL Agreement. The 3PL Agreement will continue in effect following the Effective Date, subject to an amendment thereto dated as of the Effective Date that provides for coordination with this Agreement and continued services being provided by Distributor thereunder with respect to, among other things, shipment of Product outside the Territory.

2.3	Implementation Dates. The Parties intend for Distributor to be able to (i) accept and fulfill orders under the Direct Channel on or before the Effective Date, and (ii) accept and fulfill orders under the Drop Ship Channel on or before March 15, 2007.

2.4	Development Fees and Stand-Ready Fees. Within 10 days after the Effective Date, TMC shall pay Distributor an Expedited Development Fee of $[**] and a Development Fee of $[**] in connection with the start-up of the distribution services described in this Agreement. In addition, TMC shall pay Distributor a stand-ready fee in the amount of $[**] per month (or pro-rated for any portion thereof) in the event that TMC elects to delay the launch of the distribution models contemplated by this Agreement past March 15, 2007. The foregoing fees shall be in addition to any other fees set forth in this Agreement.
3.0 DISTRIBUTION SERVICES AND OBLIGATIONS OF DISTRIBUTOR
3.1	Product Ordering. Distributor will place orders for Products with TMC or its designee by EDI or by faxing (866) 860-3566 or such other number as TMC may designate.

Distributor will place such orders on Monday of each week or the following business day if Monday is a holiday. Distributor will place orders for such quantities of Product as are necessary to maintain an appropriate level of inventory based on customers’ historical purchase volumes. Any purchase order not rejected in whole or in part by TMC within two (2) business days after receipt will be deemed accepted.

3.2	Inspection, Storage, and Handling of Product.
3.2.1	Distributor shall examine Product shipments upon delivery and shall notify TMC (a) no later than fifteen (15) days following receipt of goods with defects reasonably discoverable upon visual inspection without unloading individual shipping units; or (b) for defects not reasonably discoverable by visual inspection, no later than fifteen (15) days after Distributor learns or is notified of such defect. Along with notice of any defects, Distributor shall furnish to TMC a description of the nature of the defect. Upon receipt of notice of any defect, TMC, at its option, shall issue a return authorization and replace any defective Product unit or issue Distributor a credit in the full amount of the purchase price. Distributor will, at TMC’s request and expense, follow TMC’s instructions to return to TMC or TMC’s third party disposal company any Product unit delivered to Distributor that contains a defect. Distributor shall reasonably cooperate with TMC in investigating the cause of any defect in a Product unit.

3.2.2	Distributor agrees to store the Product, at all times, in accordance with Exhibit A and with the storage requirements set forth in the current approved product labeling for the Product. Distributor will store the Product at its distributor centers located at 345 International Boulevard, Brooks, KY 40109 and/or 5360 Capital Court, Reno, NV 89502. Distributor will not store Product at any other facility without notifying TMC.
3.3	Product Distribution.
3.3.1	Distributor will use commercially reasonable efforts to distribute the Product in the Territory, in accordance with the standards and procedures set forth in Exhibit A. Such efforts will include:
(a)	providing a dedicated customer service team;

(b)	setting up accounts for all Bill-To Customers;

(c)	approving or denying business applications for potential customers;

(d)	taking and processing orders on a daily basis (Monday — Friday only);

(e)	validating active DEA licenses for Ship-To Customers to whom Product is being shipped; and

(f)	picking, packing and arranging for delivery of Product on the next business day for orders placed prior to Distributor’s normal order cut-off time.
3.3.2	Distributor will comply with Exhibit A, Operating Guidelines, in all material respects in its performance of the distribution services.

3.3.3	Distributor will sell Product to Bill-To Customers upon approval of Distributor’s then-current business application.

3.3.4	Ship-To Customers may purchase the Product through the Direct Channel or the Drop Ship Channel. Under the Direct Channel, the Ship-To Customer will order and purchase Product directly from Distributor and will be both the Bill-To Customer and the Ship-To Customer. Under the Drop Ship Channel, the Ship-To Customer will order and purchase Product from a Wholesaler and the Distributor will ship Product only to the Ship-To Customer that purchased such Product and will sell Product to and invoice the Wholesaler Bill-To Customer. Distributor will be responsible for ensuring that each Ship-To Customer to whom the Product is shipped by Distributor will be, at the time of shipment, eligible under Applicable Law to receive such shipments.

3.3.5	Distributor will have sole responsibility for determining the prices at which it sells the Product to its customers; provided, however, that such prices will not exceed Distributor’s wholesale acquisition cost (WAC), as determined at the time of sale to Bill-To Customer.

3.3.6	In the event of a shortage of the Product, Distributor will allocate available supplies of Product among its Ship-To Customers in a reasonable manner in accordance with such Ship-To Customers’ utilization of the Product during the preceding twelve-month period.
3.4	Distributor Personnel. Distributor will provide a dedicated team of representatives to deal with customers. Distributor will be responsible for ensuring that all personnel dealing with customers are properly trained to perform their duties. TMC and Distributor will work together to develop an orientation program and training materials for Distributor personnel to use.

3.5	Maintenance and Transfer of Data. Distributor will maintain current and accurate records for the Product. Distributor will make available to TMC detailed Product activity (inventory), Product transfer (sales/returns), order and shipment data (“Data”) as described in Exhibit C. TMC will compensate Distributor according to the fee schedule set forth in Exhibit D for additional Data not described in Exhibit A or Exhibit C. Distributor will not provide Data to any third party without TMC’s prior written approval, except that Distributor may provide Data to First DataBank, Wolters Kluwer, IMS Health, Inc., NDCHealth Corporation or other third party data aggregators without the approval of TMC.

3.6	TMC Contracts. Distributor will recognize and administer TMC Contracts, under which TMC and certain Ship-To Customers and/or group purchasing organizations have established prices and may purchase the Product, as well as TMC’s government-managed pricing arrangements, subject to the continued validity of TMC Contracts in accordance with Applicable Law, including without limitation the Federal Anti-kickback Statute, 42 U.S.§ 1320a-7b. Distributor will administer TMC Contracts under this Agreement in accordance with the chargeback procedures set forth in Exhibits A and E.

3.7	Disaster Recovery. Distributor will maintain a disaster recovery plan for its warehouse premises, which will include, at a minimum, a back-up warehouse facility, and plans for maintaining customer services, Product ordering, Data maintenance and transfer, and other systems capabilities.

3.8	Returns.
3.8.1 Distributor will have the right to return to TMC and receive credit for (a) Product dated less than 6 months before, and less than 12 months after stated expiration date, and (b) damaged or defective products, without incurring a TMC restocking fee/charge.

3.8.2	Distributor will notify TMC of its intent to return Product in order to obtain return authorization from TMC.

3.8.3 In the event that TMC changes its return policy in a manner limiting returns, Distributor may return Product in accordance with the terms of TMC’s returns policy in effect at the time Distributor purchased the Product.
4.0 TMC RESPONSIBILITIES
4.1	Shipments: Title and Risk of Loss. There shall be no charge to TMC for Distributor transferring Product from its 3PL facility to its distribution centers. Title to and risk of loss to each order of Product shipped to Distributor hereunder shall pass to Distributor upon receipt of Product at the distribution center.

4.2	Invoicing. TMC will invoice Distributor for Product on the same day that Product orders are shipped and will use its commercially reasonable efforts to fill Distributor’s Product orders within two (2) business days of order receipt. Distributor shall be permitted to cancel any order of Product that has not been delivered within two (2) business days of an accepted purchase order.
5.0 PAYMENT
5.1	Payment by Distributor for Product Orders. Distributor agrees to pay for each Product unit based on the purchase price schedule in Exhibit B, which may be amended from time to time at TMC’s sole discretion. Distributor’s terms of payment shall be (a) [**]. Should TMC discontinue the Drop Ship Channel and implement a Direct Channel model for all customers, the [**]%/30 days terms will be discontinued to the Distributor. Distributor shall be entitled to four (4) float days for all payments made by electronic fund transfers to the TMC lockbox account.

Account Name:	The Medicines Company
Bank Name:	JP Morgan Chase Bank
New York, NY 01004
Account No.:	[**]
FED ABA No.:	[**]
5.2	Penalties. Distributor will be liable for late fees equal to 1.5% per month (or any portion thereof) on all amounts not paid within thirty (30) days of the date of billing, except for any portion of any bill that is the subject of any dispute raised by Distributor in good faith. If any dispute is resolved in favor of TMC, Distributor will pay the applicable late fee on such amount from the original due date.

5.3	Payment by TMC for Distribution Services. Distributor will submit on a monthly basis an invoice for its distribution services in accordance with the fee schedule attached as Exhibit D. This amount represents fair market value for the services performed hereunder and was negotiated in an arms-length transaction. The fees for distribution services may be adjusted no more than [* *] by Distributor, provided that such adjustment shall not exceed [* *] percent ([* *]%) of the distribution services fees for the preceding [* *]. Terms of payment are net 30 days. TMC will be liable for late fees equal to [* *] % per month (or any portion thereof) on all amounts not paid within thirty (30) days of the date of billing, except for any portion of any bill that is the subject of any dispute raised by TMC in good faith. If any dispute is resolved in favor of Distributor, TMC will pay the applicable late fee on such amount from the original due date.

5.4	Chargeback Reconciliation Payment. Distributor will submit chargeback data in accordance with Exhibits A and C for reconciliation and reimbursement by TMC. Distributor will submit invoices for chargebacks on a monthly basis, and TMC will pay such invoices in full within thirty (30) days of the date an invoice is received. With respect to sales of Product under TMC Contracts, Distributor shall submit invoices to TMC, and TMC shall pay such invoices, equal to the difference between (a) the current WAC at the time of the sale under the applicable TMC Contract, and (b) the sales price under the applicable TMC Contract. Similarly, TMC may request Distributor, from time to time, to issue credits related to certain patient discounts, in which case Distributor shall submit invoices to TMC for payment of the discounted amount, and TMC shall pay such invoices, in the same manner as invoices are submitted and paid with respect to TMC Contracts. Terms of payment for the foregoing obligations are net 30 days. TMC will be liable for late fees equal to 1.5% per month (or any portion thereof) on all amounts not paid within thirty (30) days of the date of billing, except for any portion of any bill that is the subject of any dispute raised by TMC in good faith. If any dispute is resolved in favor of Distributor, TMC will pay the applicable late fee on such amount from the original due date.
6.0 REGULATORY MATTERS
6.1	Food and Drug Administration Clearance. TMC represents and warrants that during the term of this Agreement, (a) the Product has been approved by the United States Food and Drug Administration (“FDA”) to be marketed in the Territory: (b) all federal and state approvals and permits for the manufacture, importation, design, testing, inspection, labeling, and instructions for use, sale and distribution of the Product in the Territory have been obtained; and (c) the Product will be the subject of a duly approved NDA or ANDA (New Drug Application or Abbreviated NDA) and may be legally transported or sold under Applicable Law. TMC will be solely responsible for, and shall comply with, all applicable federal and state laws governing the regulation of the manufacture, importation, design, testing, inspection, labeling, sale, and instructions for use of the Product in the Territory.

6.2	Inspections.
6.2.1	Distributor agrees to cooperate with any inspection of Product shipments conducted by a governmental agency.

6.2.2	Distributor shall notify TMC promptly of any inspection by any federal, state or local regulatory or governmental representative concerning the Product and shall provide TMC with a summary of the results of such inspection and such actions, if any, taken to remedy conditions cited in such inspections.
6.3	Complaints, Adverse Reactions, Recalls.

6.3.1	Distributor will inform TMC promptly of any information concerning complaints involving the Product or adverse drug experiences (as defined in 21 CFR § 314.80), injury, toxicity, sensitivity reaction associated with the clinical use of the Product by any Ship-To Customer or other third party .

6.3.2	If there is a recall, withdrawal or replacement of the Product imposed by TMC or the FDA (“Recall”), Distributor will stop shipping recalled Product lots after Distributor receives written notification of such Recall. TMC will notify Distributor of any proposed Recall as soon as possible and, in any event, will do so within forty-eight (48) hours of initiating a Recall. Distributor shall cooperate fully in any such Recall.

6.3.3	TMC will reimburse Distributor for any documented reasonable costs or expenses that Distributor actually may incur due to a Recall. For all Product held by Distributor, such Recall costs and expenses include TMC’s reimbursement to Distributor of its original acquisition cost or, if higher, at the then-current purchase price in the Commercial Price List. Each Party will use best efforts to minimize Recall costs and expenses. Distributor shall prepare a detailed invoice of such costs or expenses, which invoice shall be paid by TMC within thirty (30) days of its receipt of such invoice. TMC will be liable for late fees equal to 1.5% per month (or any portion thereof) on all amounts not paid within thirty (30) days of the date of billing, except for any portion of any bill that is the subject of any dispute raised by TMC in good faith. If any dispute is resolved in favor of Distributor, TMC will pay the applicable late fee on such amount from the original due date.
6.4	Compliance with Law. Each Party shall at all times during the term of this Agreement comply with all Applicable Laws, including, without limitation, the Federal Anti-kickback Statute, 42 U.S.C. § 1320(a)-7b, the Federal Self-Referral Law, 42 U.S.C. § 1395nn, and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

6.5	Compliance with Fee, Rebate and Discount Laws. Distributor shall disclose all fees and/or discounts required to be disclosed under any state or federal program that provides cost or charge based reimbursement to Distributor for the Product provided under this Agreement as may be required by Applicable Laws. Distributor further represents and warrants that it, and any of its affiliates who perform services under this Agreement, are in compliance with, and during the term of this Agreement covenants that it and its affiliates shall remain in compliance with, any federal or state laws applicable to the fees, rebates or discounts paid by TMC pursuant to this Agreement, including any laws requiring the proper disclosure and/or reporting of fees, rebates or discounts.

6.6	[* *] The Parties agree that a modification of Exhibit

B under this Section 6.6 will be commercially equivalent to Exhibit B as of the Effective Date of this Agreement. If the Parties are unable to agree to a modification of the terms of Exhibit B, the Agreement will terminate pursuant to Section 12.2.2(d).
7.0 RECORDS AND ACCOUNTING
During the term hereof and for seven (7) years thereafter, or such longer period as may be required by Applicable Law, Distributor shall maintain accurate records as required to meet Applicable Law, as well as all records, data and documentation required to verify the accuracy of the information underlying any Data described in Section 3.5 (“Records”). The Records shall be maintained in a secure area reasonably protected from fire, theft and destruction. For the same period, except as otherwise required by any such laws or regulations, Distributor shall provide TMC, upon reasonable advance notice and during reasonable business hours, access to any requested documentation related to the performance of this Agreement or to verify the accuracy of Data. Any access to Records shall be conducted at TMC’s expense and in a manner that does not unreasonably interfere with Distributor’s normal business operations.
8.0 CONFIDENTIALITY
The terms and conditions of the Mutual Non-Disclosure Agreement set forth on Schedule A are incorporated by reference herein.
9.0 GENERAL WARRANTIES
9.1	TMC. In addition to and not in lieu of the Continuing Guaranty, TMC warrants that upon delivery to Distributor: (a) the Product will be in compliance with Applicable Laws and all regulatory requirements of the FDA; (b) no Product will be adulterated, misbranded or otherwise prohibited within the meaning of Sections 501 and 502 of the Food Drug and Cosmetics Act (“FDCA”), or within the meaning of other Applicable Law; (c) the Product will not be merchandise which may not be introduced into interstate commerce pursuant to the requirements of Sections 404, 505, 514, 515, 516 or 520 of the FDCA; (d) the Product will be manufactured in accordance with current FDA Good Manufacturing Practices as required by 21 C.F.R. §§ 210 and 820; (e) the Product will be free from material defects in materials and workmanship; and (f) the Product will not violate or infringe upon the intellectual property rights of any third parties.

9.2	Distributor. Distributor warrants that (a) it possesses and will maintain all federal, state and territory licenses and permits necessary to its performance of this Agreement and agrees to comply, in all material respects, with all Applicable Laws; and (b) it has not been debarred, nor is it subject to a pending debarment proceeding, and that it shall not use in any capacity in connection with performance of this Agreement any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, or who is subject to a pending debarment proceeding. Distributor agrees to inform TMC promptly if Distributor or any of its employees or agents engaged in the performance of this Agreement is debarred or is the subject of a pending debarment proceeding. Notwithstanding anything in this Agreement to the contrary, if Distributor fails to discover that an employee or agent used in connection with the performance of this Agreement is the subject of a pending debarment proceeding, despite its good faith efforts to do so, TMC’s sole and exclusive remedy will be to terminate the Agreement.

10.0 INDEMNIFICATION
10.1	TMC. In addition to the indemnification obligations set forth in the Continuing Guaranty, TMC will indemnify, defend, and hold harmless Distributor, its affiliates, parents, subsidiaries, directors, officers, agents and employees (collectively, “Distributor Indemnitees”) from and against, and reimburse Distributor Indemnitees for, any and all claims, demands, actions, causes of action, losses, judgments, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and costs of settlement) (“Claims”) against Distributor Indemnitees to the extent arising out of: (a) TMC’s manufacture of the Product; (b) the death of, or bodily injury to, any person, or property damage resulting from the use of the Product or any defect in its design, workmanship or manufacture; (c) any recall or withdrawal of the Product, other than as a result of Distributor’s gross negligence or willful misconduct; (d) TMC’s violation of any Applicable Law; (e) any breach by TMC of any of its representations, warranties, covenants or agreements in this Agreement; or (f) any negligent act or omission of TMC. The foregoing indemnification will not apply to the extent any Claims result from the negligence or willful misconduct of Distributor.

10.2	Distributor. Distributor will indemnify, defend, and hold harmless TMC, its affiliates, parents, subsidiaries, directors, officers, agents and employees (collectively “TMC Indemnitees”) from and against, and reimburse TMC Indemnitees for, any and all Claims against TMC Indemnitees to the extent arising out of: (a) the death of, or bodily injury to, any person or property damage resulting from the use of a Product that is caused by Distributor’s negligence or willful misconduct; (b) any recall or withdrawal of the Product as a result of Distributor’s gross negligence or willful misconduct; (c) Distributor’s violation of any Applicable Law; (d) any breach by Distributor of any of its representations, warranties, covenants or agreements in this Agreement or (e) any negligent act or omission of Distributor. The foregoing indemnification will not apply to the extent any Claims result from the negligence or willful misconduct of TMC.

10.3	Notice. Each Party agrees to notify the other Party within thirty (30) days of receipt of any Claims made for which the other Party might be liable under Section 10.1 or 10.2, as the case may be; provided, however, any failure to do so will not relieve an indemnifying Party of any liability it may have to an indemnified Party except to the extent such liability was caused by such failure. The indemnifying Party shall have the right, but not the obligation to defend, negotiate and settle such Claims; provided; however, that the indemnified Party shall be entitled to participate in the defense of such matter and to employ counsel at its expense to assist therein. The Party seeking indemnification shall provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request at the expense of the indemnifying Party.

10.4	Settlement. Neither Party shall be responsible or bound by any settlement of any Claim or suit made without its prior written consent; provided, however, that the indemnified Party may not unreasonably withhold or delay such consent. An indemnified Party may not reasonably withhold its consent if a settlement admits no wrongdoing on its behalf and contains an absolute waiver of liability in its favor and each Party has acted in compliance with the requirements of Section 10.3.

10.5	LIMITATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF OR IN CONNECTION WITH A BREACH OF THIS AGREEMENT, HOWEVER CAUSED.

11.0 INSURANCE
11.1	Requirements. Distributor will maintain in effect during the term of this Agreement a commercial general liability occurrence-based policy covering all obligations hereunder in a minimum annual amount of [* *] dollars ($[* *] ) per occurrence, except for fire which shall only be one million dollars ($1,000,000) per occurrence, and [* *] dollars ($[* *]) in the aggregate. TMC will maintain in effect during the term of this Agreement insurance as set forth in the Continuing Guaranty.

11.2	Evidence of Insurance. Upon either Party’s request, but no more frequently than once every twelve (12) months, the other Party shall provide satisfactory evidence of insurance coverage satisfying the requirements of Section 11.1 above.

11.3	Notice of Changes. Each party will endeavor to provide the other party with thirty (30) days advance notice of any cancellations or material changes to its insurance coverage.
12.0 TERM AND TERMINATION
12.1	Term. This Agreement shall commence upon the Effective Date and shall continue for a term of three (3) years. The Agreement term will, thereafter, continue for additional one-year periods until either Party gives notice to the other Party, at least one hundred twenty (120) days prior to the anniversary of the Effective Date, of its intent not to further extend the Agreement. The Agreement term may also be extended upon the written agreement of the Parties, such extension to be negotiated in good faith at least one hundred twenty (120) days prior to the expiration date of the Agreement. Notwithstanding the foregoing, Sections 12.2 and 12.3 will apply during any extension of the Agreement term.

12.2	Termination. The initial term of this Agreement or any renewal term may be terminated, as to the entire Agreement or on an individual Product basis if more than one Product is being distributed hereunder, only as follows:
12.2.1	Without Cause. This Agreement may be terminated by TMC without cause after the twelve (12) month anniversary of the Effective Date upon prior written notice to Distributor, provided that (i) TMC also terminates the 3PL Agreement on the same terms and conditions, (ii) if such notice is given more than ninety (90) days before the effective date of the termination, TMC will pay Distributor a termination fee in the amount of $100,000, (iii) if such notice is given less than ninety (90) days, but more than sixty (60) days, before the effective date of the termination, TMC will pay Distributor a termination fee in the amount of $150,000, and (iv) if such notice is given less than sixty (60) days before the effective date of termination, TMC will pay Distributor a termination fee in the amount of $250,000.

12.2.2	With Cause. This Agreement may be terminated by either Party upon thirty (30) days’ prior written notice to the other Party for the following for-cause events:
(a)	If the other Party defaults in the performance of any of its material obligations under this Agreement and does not cure that default within the thirty (30) day notice period;

(b)	If any existing federal or state law or regulation is changed, if any new law or regulation is promulgated or if there is made any new or changed interpretation of any law or regulation such that the effect thereof in connection with this Agreement would materially affect either Party’s business, pricing policies or the manner in which it does business (including among such effects a requirement that TMC give to others any benefit given to Distributor under this Agreement) and the Parties are, after good faith efforts, unable to negotiate a modification to this Agreement that will be commercially equivalent to the terms of this Agreement as of the Effective Date;

(c)	If any performance under this Agreement by the other Party fails, after notice and a reasonable opportunity to cure, to comply in all material respects with any Applicable Law, including the laws governing the testing, approval, sale, storage, packaging or distribution of the Product or the Anti-kickback Law as may be amended, supplemented or modified; or

(d)	If the Parties are unable to negotiate in good faith a modification of this Agreement resulting from the establishment of a new “best price” or “Average Sales Price” for a Product, in accordance with Section 6.6.
12.3	Termination upon Certain Events. The initial term of this Agreement or any renewal term may be terminated immediately by a Party, upon written notice to the other Party, if the other Party (a) makes a general assignment for the benefit of creditors; (b) files a petition in bankruptcy; (c) has a receiver, custodian or trustee appointed with respect to a substantial part of its property unless the proceeding and the person appointed are dismissed within thirty (30) days; (d) is insolvent within the meaning of Uniform Commercial Code Section 1-201 or fails generally to pay its debts as they become due within the meaning of Section 303 of the Bankruptcy Code, as amended; (e) has an order for relief entered against it in a Bankruptcy Code proceeding; (f) has a proceeding commenced against it which will substantially impair its ability to perform hereunder; (g) certifies in writing its inability to pay its debts as they become due (and either Party may periodically require the other to certify its ability to pay its debts as they become due); or (h) except as provided in Section 15, undergoes a change of ownership or control, or is merged with or into another entity.

12.4	Remedies. Each of the Parties to this Agreement shall be entitled to enforce its rights under this Agreement to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor, regardless of any termination of this Agreement by such breaching Party.
13.0 JOINT PUBLICITY
If either Party wishes to make a public announcement concerning this Agreement or the relationship established hereunder and such disclosure mentions the other Party by name or description or incorporates that Party’s trademarks, service marks, logos or other similar marks, such other Party shall be provided with an advance copy of the disclosure and shall have five (5) business days within which to approve or disapprove such use of its name or description (including mention of the name of a Product). Approval shall not be unreasonably withheld by either Party. Absent approval, no public disclosure shall use the name or marks of or otherwise describe such Party except to the extent required by Applicable Law, or to the extent that the description of the other Party is limited to public information about the availability of the Product. The foregoing shall not prohibit Distributor’s use of TMC’s names or marks in connection with the performance of the services in a manner consistent with this Agreement. All pricing and payment terms in this Agreement are confidential. Except as set forth in Section 9.0 of this Agreement, a Party will remove such information (or request confidential treatment) if it discloses this Agreement for any reason, including in a Securities Exchange Commission filing. Notwithstanding the foregoing, Distributor may publicly disclose that it is an authorized distributor of record for the Product, and TMC shall comply with all Applicable Laws requiring it to publicly disclose that Distributor is an authorized distributor of record for the Product.
14.0 ASSIGNMENT
This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, except that Distributor may assign this Agreement or its rights and obligations hereunder to any of its corporate affiliates with notice to TMC and provided that the assignee assumes and agrees to be bound by the terms of this Agreement and is capable of performing its obligations hereunder. The foregoing notwithstanding, TMC may, without such consent, but upon written notice to Distributor, assign this Agreement or its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of a merger, consolidation, change in control or similar transaction, provided that (i) the assignee is financially capable of performing its obligations hereunder, (ii) the assignee is not a competitor of Distributor or any of its affiliates, (iii) the assignee executes and delivers to Distributor a Continuing Guaranty and Indemnification Agreement in form and substance reasonably satisfactory to Distributor, and (iv) TMC remains subject to the Continuing Guaranty with respect to Product sold before the assignment. Any permitted assignee shall assume the rights and obligations of its assignor under this Agreement.
15.0 MISCELLANEOUS
15.1	Choice of Law. This Agreement shall be governed by, interpreted and construed under the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

15.2	Waiver. No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

15.3	Notice. Any notice, request or other document to be given hereunder to a Party shall be effective when received and shall be given in writing and delivered in person or sent by overnight courier or registered or certified mail, return receipt requested, as follows:

If to TMC:	The Medicines Company
8 Campus Drive
Parsippany, NJ 07054
ATTN: Director of National Accounts

With a copy to:	The Medicines Company
8 Campus Drive
Parsippany, NJ 07054
ATTN: General Counsel

If to Distributor:	Integrated Commercialization Solutions, Inc.

4006 Belt Line Road, Suite 100
Addison, TX 75001
ATTN: General Manager

With a copy to:	AmerisourceBergen Specialty Group
4006 Belt Line Road, Suite 115
Addison, TX 75001
ATTN: Group Counsel
15.4	Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by each Party.

15.5	Survival of Provisions. Sections 7, 8, 9, 10, 11, 13, and any other provision which, by its terms or context, the Parties intended to survive, shall survive the expiration or other termination of this Agreement.

15.6	Relationship of Parties. Distributor’s relationship with TMC hereunder shall be that of independent contractor, and neither Party shall be considered the agent, partner or employee of or a joint venture with the other Party, in its performance of all duties under this Agreement.

15.7	Rights; Cumulative Remedies. Nothing contained in this Agreement shall be construed as prohibiting either Party from exercising any rights that may be available to it under law, equity or contract. Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

15.8	Severability. In the event that any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been included. The Parties shall, in good faith, amend this Agreement to provide, to the extent possible, each Party with the benefits provided by such invalid or unenforceable provision.

15.9	Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any Party on the basis that it or its attorney drafted the Agreement or the provision at issue. Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender specifically used, will be construed to include any other gender, masculine, feminine, or neuter, as the context requires. “And” includes “or.” “Or” is a disjunctive but not necessarily exclusive. “Including” means “including, but not limited to.”

15.10	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

15.11	Entire Agreement; No Reliance. Each of the Parties agrees and acknowledges that this Agreement, together with all exhibits attached hereto, including the Continuing Guaranty

(i) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter of this Agreement, and (ii) amends, restates and supersedes the Existing Agreement in its entirety ab initio, and (iii) is not intended to confer any rights or remedies, or impose any obligations, on any person other than the Parties hereto. Each of the Parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement. Nothing in this Agreement shall affect the obligations of the Parties under the 3PL Agreement.

15.12	Coordination. In the event of any conflict between the terms of this Agreement and any exhibit attached hereto, invoice, or any purchase order or other form issued by either Party to the other, the terms of this Agreement shall apply.
     In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the undersigned have agreed to be bound by the terms of this Agreement.

INTEGRATED COMMERCIALIZATION SOLUTIONS, INC.		THE MEDICINES COMPANY

By:	/s/ David Cheetham	By:	/s/ John Kelley

Name:	David Cheetham	Name:	John Kelley
Title:	President	Title:	President and C.O.O.
Schedules and Exhibits

Schedule A	Mutual Non-Disclosure Agreement
Schedule B	Copy of Continuing Guaranty and Indemnification Agreement
Exhibit A	Operating Guidelines
Exhibit B	Commercial Price List
Exhibit C	Data Transfer and Reporting
Exhibit D	Fee Schedule
Exhibit E	Chargeback Procedures

SCHEDULE A

Mutual Non-Disclosure Agreement
     1. Definition of Confidential Information. “Confidential Information” means any confidential or proprietary information that is disclosed or made available by one party (“Disclosing Party”) to the other party (“Recipient”), whether in writing or other tangible form, orally or otherwise. Confidential Information includes (a) information about customers, processes, systems, strategic plans, business plans, operating data, financial information and other information and (b) any analysis, compilation, study or other material prepared by Recipient (regardless of the form in which it is maintained) that contains or otherwise reflects any information disclosed or made available by Disclosing Party to Recipient.
     2. Exclusions from Confidential Information. Confidential Information does not include information that:
          (a) at the time of disclosure to Recipient, is generally available to the public;
          (b) after disclosure to Recipient, becomes generally available to the public other than as a result of a breach of this Agreement by Recipient (including any of its affiliates);
          (c) Recipient can establish was already in its possession at the time the information was received from Disclosing Party if its source was not known by Recipient to be bound to an obligation of confidentiality with respect to such information;
          (d) Recipient receives from a third party if its source was not known by Recipient to be bound to an obligation of confidentiality with respect to such information; or
          (e) Recipient can establish was developed independently by Recipient without use, directly or indirectly, of any Confidential Information.
     3. Limitations on Disclosure and Use. Confidential Information must be kept strictly confidential and may not be disclosed or used by Recipient except as specifically permitted by this Agreement or as specifically authorized in advance in writing by Disclosing Party. Recipient may not take any action that causes Confidential Information to lose its confidential and proprietary nature or fail to take any reasonable action necessary to prevent any Confidential Information from losing its confidential and proprietary nature. Recipient will limit access to Confidential Information to its employees, officers, directors or other authorized representatives (or those of its affiliates) who (a) need to know such Confidential Information in connection with this Agreement and (b) are obligated to Recipient to maintain Confidential Information under terms and conditions at least as stringent as those under this Agreement. Recipient will inform all such persons of the confidential and proprietary nature of Confidential Information and will take all reasonable steps to ensure they do not breach their confidentiality obligations, including taking any steps Recipient would take to protect its own similarly confidential information. Recipient will be responsible for any breach of confidentiality obligations by such persons.
     4. Ownership. All Confidential Information and derivations of Confidential Information will remain the sole and exclusive property of Disclosing Party and, except as provided, no license or other right to it will be implied by this Agreement. If Recipient has prepared any analysis, compilation, study or other material (regardless of form) that contains or otherwise reflects any Confidential Information, then such material will be owned solely by Disclosing Party and treated as its Confidential Information under this Agreement.

     5. Return or Destruction of Confidential Information. Upon Disclosing Party’s request, Recipient will promptly deliver to Disclosing Party or destroy all Confidential Information (including material that contains or otherwise reflects Confidential Information) in its custody or control and will deliver it to Disclosing Party within ten (10) business days after such request or deliver a written statement from a corporate officers certifying it has destroyed all of Disclosing Party’s Confidential Information. Unless authorized in writing by Disclosing Party, Recipient will not retain any copy, extract or summary of Confidential Information (including material that contains or otherwise reflects Confidential Information).
     6. Equitable Relief. Each party acknowledges that, when it is Recipient, money damages would not be a sufficient remedy for Disclosing Party in the event of any breach of the non-disclosure and confidentiality provisions of the Agreement and that Disclosing Party is entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Recipient further agrees to waive any requirement for the posting of any bond in connection with any such remedy. Such remedy will be in addition to any other available remedies at law or in equity.
     7. Disclosures Required by Law. If Recipient is required by law to disclose any Confidential Information, Recipient will give Disclosing Party prompt notice and will use all reasonable means to obtain confidential treatment for any Confidential Information that it is required to disclose before making any such disclosure. If Recipient cannot assure confidential treatment and it has exhausted all reasonable efforts to do so, Recipient may disclose Confidential Information if it first receives a written opinion of its external legal counsel that it is required by law to disclose the information it discloses. Notwithstanding the foregoing, Disclosing Party may request Recipient to take additional steps to seek confidential treatment before Recipient discloses Confidential Information even though Recipient has otherwise exhausted all reasonable efforts to do so. In such event, Recipient will undertake such additional steps at Disclosing Party’s expense.

SCHEDULE B
[Copy of Executed Continuing Guaranty]

EXHIBIT A
Operating Guidelines
     These Operating Guidelines are incorporated into the Distribution Agreement between The Medicines Company (“TMC”) and Integrated Commercialization Solutions, Inc. (“Distributor”), effective as of the Effective Date (the “Agreement”). Capitalized terms not otherwise defined in these Operating Guidelines will have the same meaning as set forth in the Agreement.
     In performing its obligations under the Agreement, Distributor will follow these Operating Guidelines. The Operating Guidelines are in addition to any SOPs that have been approved by TMC for use by Distributor in the performance of services.
1.0	WAREHOUSING

1.1	Distributor will maintain its warehouse facility in accordance with and will comply with all federal, state and local laws, rules and regulations.

1.2	Distributor will maintain SOPs appropriate for a pharmaceutical distribution center operating environment.

1.3	Distributor will comply with all storage, handling and shipping conditions designated by TMC for the Product.

1.4	The Product will be stored by Distributor in a temperature-controlled environment in conjunction with defined Product label requirements. TMC will ensure that the storage requirements are identified on the package label. TMC will ensure that the storage requirements, lot number and expiry date will be in human readable format and the Product NDC number will be in an acceptable barcode format on the unit carton. Product will be stored in areas designed to be continuously monitored and will be periodically validated for the temperature range specified for the Product. Distributor will maintain continuous warehouse environmental monitoring. Distributor will provide such records to TMC upon written request.

1.5	Product will be stored in an area with secured access, accessible only to authorized Distributor personnel.
2.0	RECEIVING
2.1	TMC will arrange transportation services to transfer the Product to Distributor. TMC will notify Distributor of the specific delivery schedule.

2.2	Each individual unit of TMC’s Product will be labeled with a barcode representing the Product’s NDC number, lot number, and expiration date. This information will also be in human readable format.

2.3	TMC will ship in increments of one shipper (30 boxes of 10 vials each, or 300 vials)

2.4	Shipping terms from TMC to Distributor will be FOB Destination. Distributor’s signature on the carrier’s bill of lading is an acknowledgment only of Distributor’s receipt of Product and transfer of ownership.

2.5	Distributor will receive each shipment into a secure receiving area and perform all requirements as detailed in Distributor’s receiving SOP.

2.6	Distributor will count and inspect the exterior packaging of the Product.

2.7	Distributor will move Product from the receiving area to storage following Distributor SOPs.

3.0	INVENTORY

3.1	Inventory will be received, tracked and controlled on Distributor’s warehouse management system by item number, lot number, expiration date, and quantity of individual units. An individual unit consists of 10 vials of Product.

3.2	Distributor will use its commercially reasonable efforts to maintain accurate and timely inventory records. Inventory data will be made available to TMC as described in Exhibit C of the Agreement.

3.3	TMC or its designee may conduct a complete physical inventory once per calendar year, upon reasonable notice.

3.4	Distributor will receive returned Product according to Distributor’s SOP and TMC’s Returned Goods Policy.

4.0	PRODUCT DISTRIBUTION

4.1	Orders will only be shipped from the Distributor to Ship-To Customers.

4.2	Orders approved and available for processing (pick & pack) by 6:00 p.m. Central Time Monday through Friday will be shipped to the Ship-to Customer via standard overnight delivery service. Orders processed on Fridays will be shipped on Sunday for delivery on Monday. Standard delivery is typically made by 10:30 a.m. The foregoing schedule does not apply to the following holidays: Christmas Day, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving. Distributor shall make commercially reasonable provisions for emergency and weekend orders. Additional shipping and handling costs for such orders shall be billed to the Bill-To Customer.

4.3	Distributor will use commercially reasonable efforts to comply with First-to-Expire, First-Out (FEFO) inventory allocation.

4.4	Distributor will perform quality verification on all TMC shipments by an individual other than the employee who picked the order. Distributor will use best efforts to pick, check, pack and ship accurately all customer orders.

4.5	Distributor will manage shipping supplies, including supplier selection, stock replenishment, inventory record keeping and storage.

5.0	TRANSPORTATION

5.1	Distributor will be responsible for selecting a common carrier(s) to deliver product to Ship-To Customers the next day.

5.2	No Product will be delivered outside the Territory.

5.3	There will be no additional shipping surcharges applied to any shipments delivered within the Territory.

5.4	Distributor, at the request of the TMC, will provide proof of delivery for specific Ship-To Customer shipments up to six months after time of delivery. Signature should be required at time of product delivery to Ship-To Customers on all shipments.

6.0	CUSTOMER SERVICE

6.1	Distributor will provide a dedicated inbound phone line (or lines) for Distributor’s customers to phone in purchase orders, for inquiries, and for general information.

6.2	Distributor will establish and maintain a dedicated webpage for customers to place orders, submit inquiries and obtain general information.

6.3	Distributor will staff the inbound phone line from 7:30 a.m. — 7:00 p.m. Central Time, Monday through Friday, except for the following holidays: Christmas Day, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving.

6.4	Distributor will train Distributor’s customer service representative(s) and backup representative(s), and will document the date and nature of such training. TMC will provide company and Product specific information for training of the customer service representatives assigned to TMC. TMC will have the right to review all training materials provided to customer service representatives.

6.5	Distributor will be responsible for initial set up and on-going maintenance of customer master files, including bill-to files for Bill-To Customers and ship-to files for Ship-To Customers.

6.6	Distributor will accept customer orders by phone, electronic data interchange (EDI), mail, fax, or internet. Distributor will maintain records of all customer orders.

6.7	Distributor will use commercially reasonable efforts to answer inbound phone calls within the first thirty (30) seconds.

6.8	As a backup to the customer service representatives, a voice mail system will be maintained to collect messages from customers.

6.9	Distributor’s customer service representatives will re-route all misdirected calls to the appropriate vendors designated by TMC.
7.0	ORDER ENTRY

7.1	The minimum order quantity will be 1 pack.

7.2	Distributor will use commercially reasonable efforts to enter orders accurately.

8.0	CUSTOMER LIST AND APPROVAL
8.1	Distributor will require all customers to complete and submit its then-current Business Application. Distributor will refuse to fill orders of Product until the customer’s Business Application has been approved by Distributor.

8.2	The initial Bill-To Customer list consists of the following:

Wholesalers	Ship-to Customers
[* *]	[* *]
8.3	As stated in the Section 3.3.1 of the Agreement, Distributor is responsible for accounts receivable management for the Bill-To Customers.

8.4	TMC National Accounts will work with Bill-To Customers in good faith to assist the Distributor in collecting late payments due to the Distributor and assist in resolving any other outstanding ordering, invoicing, or related disputes.

9.0	RECOGNITION OF TMC CONTRACTS

9.1	Any Ship-To Customer having a TMC Contract may request purchase of products from a Wholesaler or Distributor at the prices established under the TMC Contract.

9.2	TMC will provide a list of customers eligible under TMC Contracts to Distributor quarterly, with periodic updates as required; Distributor will be responsible for informing Wholesalers of such TMC Contracts.

9.3	Distributor will require Wholesalers to continue to recognize and administer TMC Contracts, provided that they remain valid and enforceable under Applicable Law.

9.4	TMC will promptly inform Distributor of changes to TMC Contracts so that Distributor may inform Wholesalers. Such changes will be retroactive to the date agreed upon by TMC and the Ship-To Customer. Upon 20 days prior written notification by TMC that a TMC Contract has been terminated, Distributor will require Wholesalers to promptly cease selling Product to that Ship-To Customer under the terms of that TMC Contract.

10.0	PRODUCT COMPLAINTS
Distributor shall notify TMC of any Product complaints from Bill-To Customers. TMC shall reimburse Distributor for all costs associated with Product complaints.
11.0	CHARGEBACKS

11.1	TMC may enter into prime vendor arrangements for select contract or government mandated pricing arrangements.

11.2	Distributor, on behalf of TMC, will process chargebacks with reconciliation of chargeback discrepancies within five (5) working days. Distributor’s chargeback SOPs will define the parameters available to Distributor to resolve discrepancies between TMC’s contract terms and conditions and the chargeback submitted by the customer.

11.3	All chargebacks will be processed according to the chargeback policy for TMC as stated in Exhibit E to the Agreement.

11.4	All validated chargeback submissions will be settled via credit invoice to the appropriate Bill-To Customer. TMC will not make advance payments or authorize advance deductions of chargebacks.

11.5	TMC will reconcile and make payment to Distributor for chargebacks credited to Bill-To Customers on a monthly basis.

11.6	Distributor will make best efforts to process chargebacks within three (3) business days for electronic chargebacks and within five (5) business days for hard copy chargebacks.

11.7	Distributor will provide the necessary reports to ensure TMC can comply with the reporting requirements of Medicaid (OBRA), Veterans HealthCare Act, PHS Covered Entities, and state rebate programs.

11.8	TMC will provide a list of customers eligible under TMC contracts to Distributor quarterly with periodic updates as required. All notifications will be provided to Distributor by TMC in writing 5 business days in advance of contract effective date.

EXHIBIT B
Commercial Price List

Product Name:	ANGIOMAX® (bivalirudin) for Injection
NDC#	65293-001-01
Drug Type:	RX
Package Size:	Carton (10 single use vials)
Dosage Form:	250mg vial
Current WAC Price*:	$[**] per Carton, (*which may change from time to time)

EXHIBIT C
Data Transfer and Reporting
Crystal Reports:
Daily Inventory Report
Daily Inventory Summary Report
Daily Sales Report
Daily Sales Summary Report
FTP Reports:
Weekly Chargeback Reports
Daily Sales and Returns Report
Other:
Weekly Service Level Report
1.	Orders Received

2.	Packages Shipped

EXHIBIT D
Fee Schedule

Services	Fee
A.	Development Fees (provided in Section 2.4)

•	Development Fee (one time)	$[**]
•	Expedited Development Fee (one time)	$[**]
B.	Customer Service and Distribution

Monthly Management Fee	Percentage of WAC
(see chart below)
•	Warehousing Management and Inventory Administration

•	Customer Service / Order Entry

•	Distribution Services

•	Invoicing and Accounts Receivable Management

•	Direct Account Set Up

•	Information Technology

Distribution Model	Drop Ship Channel only	Drop Ship Channel Plus One Wholesaler’s Customers Moved to Direct Channel	Drop Ship Channel Plus Two or More Wholesalers’ Customers Moved to Direct Channel
Percentage of WAC Applied to Gross Sales	[**]%	[**]%	[**]%

** Direct to Hospital Fee	$[**]/shipment additional fee
C.	Contract Pricing (provided in Section 5.4)

TMC will reimburse Distributor monthly for any contract sales administered as a direct price (anything less than current WAC of the product) at time of sale. Reimbursement amount to Distributor is current WAC at time of contract sale minus contract price.

Any direct pricing will be provided by TMC to Distributor.
LEGEND:
At the conclusion of every month, Distributor will calculate the Monthly Management Fee for Customer Service and Distribution (B, above) based on percentage of Gross Sales method. Gross Sales are defined as current WAC at the time of purchase from TMC times number of units purchased.

**  This charge is for one-off hospitals that choose not to order through a Wholesaler, and therefore must be setup as a direct bill-to account, when all Wholesalers are participating in the Drop Ship Channel. The Direct to Hospital Fee shall not apply if at least one Wholesaler does not participate in the Drop Ship Channel.

EXHIBIT E
Chargeback Procedures
TMC will notify Bill-To Customers of TMC Contracts (purchasers under TMC Contracts are collectively referred to in this Exhibit E as “Customers”). The following policy sets forth the procedures by which Distributor, acting on behalf of TMC, will accept and process chargeback claims submitted by Bill-To Customers resulting from Customer purchases under TMC Contracts, including transactions that occurred prior to April 2, 2007.
a)	Chargeback claims will be submitted to Distributor through EDI transactions and/or manually after sale to the Customer. Bill-To Customers will submit proof of sales to Customers with the chargeback claims, including the ship-to location name and address, number of units, NDC number, and WAC.

b)	Bill-To Customer’s product purchase price will be deemed to be WAC for purposes of calculating chargeback claims. The chargeback amount will be the difference between WAC and the contract price offered by TMC to the Customer.

c)	Chargeback claims that are determined by Distributor to be invalid will be denied.

d)	If a chargeback claim is denied for insufficient information, Distributor will allow Bill-To Customers to resubmit the claim with complete information. In addition, if new information surfaces that requires corrections and adjustments to sales reports, Distributor will allow claims to be reopened and resubmitted.

e)	Chargeback reconciliation issues will be promptly resolved, with each Party responding to the other within thirty (30) days following receipt of supporting documentation. If a chargeback dispute arises between Distributor and a Bill-To Customer, Distributor will notify TMC promptly upon identifying the problem so that TMC may intervene. If TMC is unable to resolve the dispute within seven (7) business days of notification, Distributor will have no further obligation to sell to such Bill-To Customer.

f)	If a Customer returns a product that was subject to a chargeback claim, Distributor will report such return to TMC and reverse the chargeback claim by adjusting any credit memo(s) issued to Bill-To Customer.

g)	TMC will promptly reimburse Distributor for any amounts deducted by Bill-To Customers from amounts owed by them to Distributor relating to Product such Bill-To Customers purchased from TMC; provided, however, nothing in this Section shall affect TMC’s and the Distributor’s rights and obligations under the 3PL Agreement